EXHIBIT 3.2

PRO-PHARMACEUTICALS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A 12% CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.56 OF THE

NEVADA GENERAL CORPORATION LAW

The undersigned, David Platt and Maureen Foley, do hereby certify that:

1. They are the President and Secretary, respectively, of Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Corporation”).

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, of which none have been issued prior to the date hereof.

3. The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Articles of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 5,000,000 shares, $0.01 par value, issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Purchase Agreement, up to 5,000,000 shares of the preferred stock which the corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter have been reclassified or changed into.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 5(d)(iii).

“Conversion Price” shall have the meaning set forth in Section 5(b).

“Conversion Shares” means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Conversion Shares by the Holder, who shall be named as a “selling stockholder” thereunder, all as provided in the Registration Rights Agreement.

“Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Effective Date” means the date that the Conversion Shares Registration Statement is declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means a holder of Preferred Stock.

“Mandatory Conversion Date” shall have the meaning set forth in Section 5(d)(ii).

“Massachusetts Courts” shall have the meaning given such term in Section 7(c).

“Notice of Conversion” shall have the meaning given such term in Section 5(a).

“Original Issue Date” shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Preferred Stock” shall have the meaning given such term in Section 2.

“Purchase Agreement” means the Securities Purchase Agreement to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, to which the Corporation and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning given such term in Section 5(e)(i).

“Stated Value” shall have the meaning given such term in Section 2.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any one of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

“Voluntary Conversion Date” shall have the meaning set forth in Section 5(a).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market (other than the OTC Bulletin Board), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the Common Stock is not then listed or quoted on a Trading Market (other than the OTC Bulletin Board) and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers and reasonably acceptable to the Corporation.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series A 12% Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 5,000,000. Each share of Preferred Stock shall have a par value of $0.01 per share and a stated value equal to $1.00 (the “Stated Value”). Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 1 hereof.

Section 3. Dividends. Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 12% per annum, payable in arrears semi annually on March 30 and September 30, beginning with the first such date after the Original Issue Date, (except that, if such date is not a Trading Day, the payment date shall be the next succeeding Trading Day) (“Dividend Payment Date”), which dividends shall be payable at the Corporation’s option either in cash or in duly authorized, fully paid and non-assessable shares of Common Stock valued at the higher of (i) $1.00 per share or (ii) 100% of the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Date. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder. At any time the Corporation delivers a notice to the Holders of its election to pay the dividends in shares of Common Stock, the Corporation shall, if necessary, file a prospectus supplement pursuant to Rule 424 disclosing such election.

Section 4. Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each Holder shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such Holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Designation, Holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

Section 5. Conversion.

a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible into that number of shares of Common Stock determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price, at the option of the Holder, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation by facsimile (the “Voluntary Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Voluntary Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall surrender the certificate(s) representing such shares of Preferred Stock to the Corporation promptly following the Voluntary Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued. If the number of shares of Preferred Stock represented by the Preferred Stock certificate(s) submitted for conversion is greater than the number of shares of Preferred Stock being converted, then the Corporation shall, as soon as practicable and at the Corporation’s expense, issue and deliver to the holder a new Preferred Stock certificate representing the number of shares of Preferred Stock not converted.

b) Conversion Price. The conversion price for the Preferred Stock shall equal $1.00 (the “Conversion Price”), subject to adjustment herein.

c) Mandatory Conversion.

i. Each share of Preferred Stock outstanding on the Mandatory Conversion Date (as defined below) shall, automatically and without any action on the part of the Holder thereof, convert into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Stated Value of the shares of Preferred Stock outstanding on the Mandatory Conversion Date divided by (ii) the Conversion Price in effect on the Mandatory Conversion Date.

ii. As used herein, “Mandatory Conversion Date” shall be the first date following the Effective Date that (i) the closing price of the Common Stock on the Trading Market exceeds $3.00 (as adjusted for stock splits, stock dividends, combinations and similar transactions) for fifteen (15) Trading Days during any period of twenty (20) consecutive Trading Days; and (ii) a Conversion Shares Registration Statement covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Stock is effective on the Mandatory Conversion Date and on each trading day of such twenty Trading Day period or the shares of Common Stock into which the Preferred Stock can be converted may be offered for sale to the public pursuant to Rule 144(k) under the Securities Act. [If on the Mandatory Conversion Date, a holder is prohibited from converting all of its shares of Preferred Stock as a result of the restrictions contained in Section 5(c), such shares of Preferred Stock shall not be converted, shall remain issued and outstanding and shall not accrue any dividends thereon.] The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to in this Certificate of Designation as the “Conversion Date.”

iii. On the Mandatory Conversion Date, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the Holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that each Holder shall surrender the certificate(s) representing such shares of Preferred Stock to the Corporation promptly following the Mandatory Conversion Date.

d) Mechanics of Conversion.

i. Delivery of Certificate Upon Conversion. Not later than five Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver or cause to be delivered to the Holder (A) a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash). After the Effective Date, the Corporation shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

ii. Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligations to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares. In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Preferred Stock shall have been sought and obtained. In the absence of an injunction precluding the same, the Corporation shall issue Conversion Shares upon a properly noticed conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

iii. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder (and the other Holders of the Preferred Stock), not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Corporation as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 6) upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, registered for public sale in accordance with such Conversion Shares Registration Statement.

iv. Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may, if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time. If the Corporation elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

v. Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Preferred Stock shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 6. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (A) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to this Preferred Sock), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

c) Notice to Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any of this Section 6, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution) on the Common Stock; (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be mailed to the Holder at its last address as its shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the twenty (20) day period commencing the date of such notice to the effective date of the event triggering such notice.

Section 7. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, by e-mail or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above, facsimile number (617) 928-3450, Attn: Maureen Foley, e-mail address (Foley@pro-pharmaceuticals.com) or such other address, facsimile number or electronic mail address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, by e-mail, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number, e-mail address or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission (accompanied by confirmation of such transmission), if such notice or communication is delivered via facsimile or e-mail at the facsimile telephone number or e-mail address, as applicable, specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission (accompanied by confirmation of such transmission), if such notice or communication is delivered via facsimile or e-mail at the facsimile telephone number or e-mail address, as applicable, specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the first Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Massachusetts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Massachusetts Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Massachusetts Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

d) Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h) Status of Converted Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. In case any shares of Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A 12% Convertible Preferred Stock.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this              day of October 2007.

Name:	Name:
Title:	Title:

EXHIBIT 3.2

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A 12% Convertible Preferred Stock indicated below, into shares of common stock, par value $0.01 per share (the “Common Stock”), of Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

[HOLDER]

By:
Name:
Title: